SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐ Preliminary information statement ☒ Definitive information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)2)

CASTLE DENTAL CENTERS, INC.

(Name of Registrant as Specified in Its Charter)

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Castle Dental Centers, Inc.

3701 Kirby Drive, Suite 550

Houston, Texas 77098

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Castle Dental Centers, Inc., a Delaware corporation (the “Company”), in connection with action to be taken by the Company as a result of written consents, dated May 14, 2003, executed by holders of a majority of the voting power of the Company’s issued and outstanding equity securities (collectively, the “Written Consent”). This Information Statement is first being mailed to stockholders of the Company on or about June 6, 2003. The Written Consent approved the following actions (“Consent Actions”):

•	an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock, par value $.000001 per share (“Common Stock”), which the Company may issue from 100,000,000 shares to 250,000,000 shares (the “Authorized Share Amendment”); and

•	amendments (the “Series A Amendment”) to the Company’s Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (“Series A Designation”) to add a mandatory conversion provision, to delete the right to elect a majority of the Company’s board of directors, to add anti-dilution provisions and to make conforming amendments necessary in connection with the issuance of Series B Convertible Preferred Stock, par value $.000001 per share (“Series B Preferred Stock”) described below.

In addition, in connection with the Restructuring described below, three new directors were appointed to the Company’s Board of Directors.

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Heller Financial, Inc. (“Heller”) and Midwest Mezzanine Fund II, L.P. (“Midwest” and, collectively with Heller, the “Consenting Stockholders”) own or are entitled to vote shares of Series A-1 Convertible Preferred Stock, par value $.000001 per share (“Series A-1 Preferred Stock”), representing more than a majority of the voting power of the Company and more than 75% of the voting power of the Series A-1 Preferred Stock at the close of business on May 14, 2003 (the “Record Date”) and have executed the Written Consent adopting and approving the Consent Actions. Heller, Bank of America Strategic Solutions, Inc. (“BofA”), FSC Corp. (“FSC”) and Amsouth Bank (“Amsouth”), as holders of all of the warrants (“Series A-2 Warrants”) to purchase shares of Series A-2 Convertible Preferred Stock, par value $.000001 per share (“Series A-2 Preferred Stock”), outstanding on the Record Date, have also executed the Written Consent because their consent was necessary to amend the terms of the Series A Designation. As of the Record Date, there were 6,417,206 shares of Common Stock, 211,282 shares of Series A-1 Preferred Stock and no shares of Series A-2 Preferred Stock outstanding and entitled to vote. There were also 60,859 Series A-2 Warrants outstanding and entitled to vote on the Record Date with respect to any changes to the Series A Designation. Each share of Common Stock is entitled to one vote on the Consent Actions. Holders of Series A-1 Preferred Stock have the right to vote, on an as-converted basis, as a single class with the holders of Common Stock. Each share of Series A-1 Preferred Stock is currently convertible into approximately 182.68 shares of Common Stock. As a result, the total number of shares of Common Stock deemed outstanding for purposes of determining the number of shares entitled to vote on the Record Date is 45,014,928 shares. Together, the Consenting Stockholders own or are entitled to vote 179,280 shares of Series A-1 Preferred Stock, which are entitled to 32,751,487 votes on an as-converted basis as of the Record Date, and, in the aggregate, represent 72.8% of the votes entitled to be cast on the Consent Actions and 84.9% of the shares of Series A-1 Preferred Stock entitled to vote on the Consent Actions.

Under applicable Delaware law and the Company’s Certificate of Incorporation: (a) the Authorized Share Amendment requires the consent of at least a majority of the issued and outstanding shares of Common Stock and Series A-1 Preferred Stock, voting together as a class; and (b) the Series A Amendment requires the consent of the holders of at least a majority of the issued and outstanding shares of Common Stock and Series A-1 Preferred Stock, voting together as a class, the consent of the holders of at least 75% of the Series A-1 Preferred Stock, and the consent of the holders of at least 66-2/3% of the Series A-2 Warrants. No vote or further action of the stockholders of the Company is required in order to approve, adopt or implement the Consent Actions. No appraisal, dissenters’ or other similar rights are available to stockholders of the Company who vote against the Consent Actions. The actions to be effectuated by the

Written Consent will become effective (the “Consent Effective Date”) 20 days after the mailing of this Information Statement to the stockholders of the Company.

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), unless prohibited in a corporation’s certificate of incorporation, any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. The Company’s Certificate of Incorporation permits actions by written consent. In addition, pursuant to Section 228(e) of the DGCL, prompt notice of any such action by written consent must be given to those stockholders who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement constitutes such required notice. Only stockholders of record at the close of business on the Record Date are entitled to notice of the Consent Actions.

CHANGE OF CONTROL

Following the Company’s restructuring in July 2002, the amount of debt outstanding under the Second Amended and Restated Credit Agreement, dated July 19, 2002 (“Old Credit Agreement”), between the Company, Bank of America, N.A., as agent for the lenders, and the lenders party to such agreement, substantially limited the Company’s ability to properly fund its business plan. As of May 14, 2003, the principal amount outstanding under the Old Credit Agreement was approximately $46.7 million. The amounts required to make interest and principal payments on the Old Credit Agreement required the use of substantially all of the Company’s cash flow from operations. As a result, the Company was unable to fund the capital expenditures necessary to expand its business and improve its operations, and was unable to support additional borrowings to fund such capital expenditures.

On May 15, 2003, the Company entered into agreements with General Electric Capital Corporation, the transferee of the Company’s equity securities and notes previously held by Heller (“GECC”), the lenders under the Old Credit Agreement other than GECC (the “Former Lenders”), Midwest, James M. Usdan, the Company’s Chief Executive Officer (“Mr. Usdan”), Sentinel Capital Partners II, L.P. (“Sentinel”), Thomas P. Fitzpatrick, a senior advisory partner of Sentinel (“Mr. Fitzpatrick”), John M. Slack, an officer of the Company (“Mr. Slack”), BofA, FSC and Amsouth in order to restructure the Company’s outstanding debt and equity (the “Restructuring”). Pursuant to the Restructuring, the Former Lenders agreed to accept a payment of $16.5 million in full satisfaction of $38.7 million in principal and interest owed to the Former Lenders under the Old Credit Agreement. To facilitate the Restructuring, the Company has entered into the following transactions:

•	the Company borrowed $13.8 million pursuant to a new Credit Agreement, dated May 15, 2003, between the Company, GECC, as agent, and the lenders party to such agreement (the “Credit Agreement”). Borrowings under the Credit Agreement include approximately $8.5 million owed to GECC under the Old Credit Agreement, which amount was rolled over to the Credit Agreement. New amounts borrowed under the Credit Agreement will be used to partially fund the repayment of the amounts owed to the Former Lenders under the Old Credit Agreement, to pay expenses incurred in connection with the Restructuring, and to fund the Company’s working capital requirements.

•	pursuant to a Warrant Purchase Agreement, dated May 15, 2003 (“Warrant Purchase Agreement”), between BofA, FSC, Amsouth (collectively, the “Sellers”) and the Company, the Company will acquire 25,161, 16,476 and 8,238 Series A Warrants from BofA, FSC, and Amsouth, respectively, for an aggregate purchase price of $625,000.

•	pursuant to a Preferred Stock and Subordinated Note Purchase Agreement, dated May 15, 2003, between the Company, Sentinel, GECC, Midwest, Mr. Fitzpatrick, Mr. Slack and Mr. Usdan (the “Purchase Agreement”), the Company issued 76,310 shares of Series B Preferred Stock for an aggregate consideration of $5,712,000.00 in cash, the surrender of $1,919,063 in principal and accrued interest of the Company’s 15% senior subordinated convertible promissory notes (“Senior Notes”), and the surrender of warrants (“Common Warrants”) to purchase 17,974,062 shares of Common Stock. Pursuant to the Purchase Agreement, the Company also issued $6,664,000 in principal amount of 20% Subordinated Promissory Notes (the “Subordinated Notes”). Amounts received under the Purchase Agreement were used to partially fund the repayment of amounts owed to Former Lenders under the Old Credit Agreement.

Credit Agreement

The Credit Agreement consists of a $3.5 million revolving credit facility and a $12.5 million term loan. At the closing of the Restructuring, GECC was the agent and the sole lender under the Credit Agreement. At the closing of the Restructuring, the Company borrowed $13.8 million under the Credit Agreement, $8.5 million of which was rolled over from the Old Credit Agreement. Consequently, immediately following the Restructuring the Company had an availability of $2.2 million under the revolving credit facility. Principal of the term loan is payable in installments of $250,000 on December 31, 2003, $375,000 per quarter in 2004, $625,000 per quarter in 2005, $750,000 per quarter in 2006 and through September 30, 2007, with a final payment of the remaining principal balance due November 15, 2007. The Company may be required to make additional principal payments, including an annual cash flow payment based on achieving certain financial targets, and other mandatory prepayments as provided in the Credit Agreement. Interest is payable monthly or quarterly depending on whether the Company chooses to pay interest based upon the prime rate quoted in The Wall Street Journal (the “Base Rate”) or LIBOR. Interest is equal to the Base Rate plus 3.25% per annum or LIBOR plus 4.50% per annum. A closing fee of $100,000 was payable upon the initial funding under the Credit Agreement and an administrative fee of $25,000 is payable annually beginning on the first anniversary of such funding date. Fees are also payable for issuances of letters of credit and for unused availability under the revolving credit facility. The Credit Agreement contains affirmative and negative covenants that require the Company to maintain certain financial ratios, limit the amount of additional indebtedness, limit the creation or existence of liens, set restrictions on acquisitions, mergers and sales of assets and restrict the payment of dividends. The Credit Agreement is secured by pledges and other security interests in all of the assets of the Company and its subsidiaries.

Pursuant to an Amendment to Forbearance Agreement, dated as of May 15, 2003 (the “Roisman Forbearance”), by and among Leon D. Roisman, D.M.D (“Roisman DMD”), Leon D. Roisman, D.M.D, Inc. (“Roisman Inc.”), and Roisman Acquisition Company (“Roisman Acquisition”, together with Roisman DMD and Roisman Inc., “Roisman”), and CDC of California, Inc. and Castle Dental Centers of California, L.L.C., Roisman consented to GECC filing liens against the Company’s assets to secure the Company’s obligations under the Credit Agreement. In connection with a judgement previously entered into against the Company, the Company owed Roisman approximately $1,294,114 as of June 24, 2002, which had been paid down to $749,625 as of May 15, 2003. The Company previously agreed to make the following payments in exchange for forbearance in enforcing the judgment: (1) a $100,000 interest payment paid in July 2002, (2) twenty-three monthly installments of $30,000 beginning August 2002 and (3) $25,000 monthly installments until paid in full. Pursuant to the Roisman Forbearance, the Company agreed to increase each of the $30,000 payments required above to $35,000 and each of the $25,000 payments required above to $30,000 until the full amount owed to Roisman is paid in full.

Purchase Agreement

The following table lists each purchaser who acquired Series B Preferred Stock and Subordinated Notes pursuant to the Purchase Agreement and the consideration paid by each such purchaser therefor.

Purchaser	Securities Acquired	Amount of Securities	Consideration
			Cash		Senior Notes	Common Warrants
Sentinel Capital Partners II, L.P.	Series B Preferred Stock Subordinated Notes	$55,386 6,461,700	$ $	5,538,600 6,461,700	— —	— —
Thomas P. Fitzpatrick	Series B Preferred Stock Subordinated Notes	$1,152 134,400	$ $	115,200 134,400	— —	— —
John M. Slack	Series B Preferred Stock Subordinated Notes	$462 53,900	$ $	46,200 53,900	— —	— —
James M. Usdan	Series B Preferred Stock Subordinated Notes	$8,022 14,000	$ $	12,000 14,000	$790,203 —	7,401,084 —
General Electric Capital Corporation	Series B Preferred Stock	5,644		—	$564,430	5,286,489
Midwest Mezzanine Fund II, L.P.	Series B Preferred Stock	5,644		—	$564,430	5,286,489

Total				$12,376,000	$1,919,063	17,974,062

In addition, pursuant to the Purchase Agreement, Sentinel agreed to purchase, on or before September 30, 2003, an additional 2,880 shares of Series B Preferred Stock and $336,000 in principal amount of Subordinated Notes on the same terms it acquired Series B Preferred Stock and Subordinated Notes on May 15, 2003. After this second sale of securities under the Purchase Agreement, the Company will have sold for cash 60,000 shares of Series B Preferred Stock for $6.0 million and issued $7.0 million in Senior Notes, and will have issued 19,190 shares of Series B Preferred Stock in exchange for Senior Notes and Common Warrants.

The issuance and sale of the Series B Preferred Stock and the Senior Notes under the Purchase Agreement were subject to a number of conditions precedent, including the following:

•	the execution and delivery of a new employment agreement between the Company and Mr. Usdan;

•	the repayment of the Former Lenders under the Old Credit Agreement;

•	the termination of the Stockholders Agreement dated as of July 19, 2002, by and among the Company, Heller, Midwest, the Sellers and Mr. Usdan;

•	the termination of Heller’s, Midwest’s, the Sellers’ and Mr. Usdan’s rights under the Registration Rights Agreement dated as of July 19, 2002, by and among the Company, Heller, Midwest, the Sellers Mr. Usdan and certain other stockholders of the Company; and

•	the termination of the Investors Agreement dated as of July 19, 2002, by and among the Company, Heller, Midwest and Mr. Usdan.

Registration Rights Agreement

In connection with the Restructuring, the Company entered into a Registration Rights Agreement, dated May 15, 2003, with Sentinel, GECC, Midwest, Mr. Fitzpatrick, Mr. Slack and Mr. Usdan (the “Registration Rights Agreement”). The Registration Rights Agreement obligates the Company to register for resale with the Securities and Exchange Commission (the “SEC”) the Common Stock issuable upon conversion of the Company’s equity securities held by the parties to the Registration Rights Agreement upon request by the parties thereto. The holders of a majority of the securities issued to Sentinel pursuant to the Purchase Agreement can require the Company to file up to four registration statements registering the shares subject to the Registration Rights Agreement with the SEC. In addition, the parties to the Registration Rights Agreement are granted “piggy-back” rights to register such Common Stock on any registration statements filed by the Company for the purpose of publicly offering securities.

Stockholders Agreement

The Company also entered into a Stockholders Agreement, dated May 15, 2003, with Sentinel, GECC, Midwest, Mr. Fitzpatrick, Mr. Slack and Mr. Usdan (the “Stockholders Agreement”). The Stockholders Agreement governs the transfer of Company securities held by the parties to the Stockholders Agreement and prohibits the Company from engaging in financing and other transactions without the consent of a majority of the Company’s securities held by Sentinel on the date of the Stockholders Agreement (“Sentinel Shares”). In addition, the Stockholders Agreement requires that the number of directors on the Company’s Board of Directors be increased from five to seven. Each share of Series B Preferred Stock issued in connection with the Restructuring is currently convertible into approximately 2,083.89 shares of Common Stock and votes with the Common Stock and Series A-1 Preferred Stock on an as-converted basis. Each share of Series A-1 Preferred Stock is currently convertible into approximately 182.68 shares of Common Stock and votes with the Common Stock and Series B Preferred Stock on an as-converted basis. Because the parties to the Stockholders Agreement hold a majority of the voting power of the Company’s outstanding securities, all of the Company’s directors are selected pursuant to the Stockholders Agreement. Immediately following the Restructuring, there were 6,417,206 shares of Common Stock, 211,282 Shares of Series A-1 Preferred Stock, no shares of Series A-2 Preferred Stock, and 76,310 shares of Series B Preferred Stock outstanding, entitled to cast, in the aggregate, 204,036,202 votes at any meeting of the stockholders of the Company. Immediately following the Restructuring, the parties to the Stockholders Agreement held the following equity securities of the Company, holding the right to cast the following number of votes, which constitute the following percentage of total votes entitled to be cast at any meeting of the stockholders of the Company:

Name	Securities Held	Number of Shares	Votes Entitled to be Cast	Percentage of Total Votes
Sentinel Capital Partners II, L.P.	Series B Preferred Stock	55,386	115,418,061	56.6%

Thomas P. Fitzpatrick	Series B Preferred Stock	1,152	2,400,635	1.2%

James M. Usdan	Series B Preferred Stock Common Stock	8,022 90,000	16,716,926 90,000	8.2%

General Electric Capital Corporation	Series B Preferred Stock Series A-1 Preferred Stock	5,644 119,520	11,761,447 21,834,324	16.5%

Midwest Mezzanine Fund II, L.P.	Series B Preferred Stock Series A-1 Preferred Stock	5,644 59,760	11,761,447 10,917,162	11.1%

John M. Slack	Series B Preferred Stock Common Stock	462 14,500	962,754 14,500	0.5%

Total:			191,877,256	94.0%

In connection with the Restructuring, Paul Kreie resigned as director of the Company effective on the tenth day following the mailing of this Information Statement to the stockholders of the Company. The parties to the Stockholders Agreement have agreed to vote all of the capital stock of the Company owned by them in favor of certain designees to the Company’s Board of Directors. Pursuant to the Stockholders Agreement, holders of a majority of the Sentinel Shares are entitled to designate four directors to the Company’s Board of Directors, holders of a majority of the shares of Company securities subject to the Stockholders Agreement, other than the Sentinel Shares, are entitled to designate two directors to the Company’s Board of Directors, and the Company’s Chief Executive Officer is entitled to serve as a director. Sentinel has designated David S. Lobel, Mr. Fitzpatrick, Paul F. Murphy, and Edward Kuntz, a current director, as directors of the Company. Frank A. Baynham and Ira Glazer, two of the Company’s current directors, have been designated as directors by the holders of a majority of the non-Sentinel Shares subject to the Stockholders Agreement. Mr. Usdan, the current Chief Executive Officer and a director of the Company, continued his position as a director of the Company pursuant to the Stockholders Agreement. In accordance with the requirements of Section 14(f) of the Exchange Act of 1934 (the “Exchange Act”) and Rule 14f-1 thereunder, the new directors designated by Sentinel (the “Sentinel Designees”) will take office on the tenth day following the mailing of this Information Statement to the stockholders of the Company.

The Stockholders Agreement provides that the following actions require the approval of holders of a majority of the holders of Sentinel Shares:

•	amending the terms of the Series B Preferred Stock, issuing any capital stock that ranks senior or pari passu to the Series B Preferred Stock, or entering into any agreement that would restrict the Company’s ability to comply with the terms of the Series B Preferred Stock;

•	issuing any convertible securities other than currently outstanding convertible securities or options issued pursuant to the Castle Dental Centers, Inc. 2002 Stock Option Plan (the “2002 Plan”);

•	paying dividends with respect to any of the Company’s securities held by parties to the Stockholders Agreement;

•	amending the Company’s Certificate of Incorporation or Bylaws;

•	materially amending the Company’s Credit Agreement;

•	entering into any transaction that results in the sale of substantially all of the Company’s assets or in any person or entity, other than Sentinel, becoming the beneficial owner of more than 50% of the voting securities of the Company;

•	incurring more than $1 million in indebtedness not approved in an annual budget by the Board of Directors;

•	voluntarily liquidating the Company;

•	acquiring an interest or making an investment in any company or business;

•	entering into or amending any agreements, other than compensation agreements, with any person holding at least 2% of the Company’s Common Stock;

•	terminating the employment of any senior executive officer.

In the event that the Board of Directors and Sentinel, as long as Sentinel owns a majority of the Sentinel Shares, approves a Sale of the Company (an “Approved Sale”), all of the parties to the Stockholders Agreement have agreed to consent to such Sale of the Company, and if required, sell their Company securities pursuant to such transaction. In the event of an Approved Sale, each party to the Stockholders Agreement has agreed to receive in exchange for the capital stock of the Company held by such stockholder the same portion of the aggregate consideration from such sale or exchange that such stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation. For purposes of the Stockholders Agreement a “Sale of the Company” is defined as transaction that results in the sale of substantially all of the Company’s assets or that results in the holders of the Company’s Common Stock, on a fully diluted basis, immediately prior to such transaction owning less than 50% of the Company’s Common Stock, on a fully diluted basis, following such transaction.

The Stockholders Agreement further provides that if a majority of the Series B Preferred Stock is converted into Common Stock, all of the parties to the Stockholders Agreement will immediately convert all Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock held by such parties into Common Stock.

The Company has also granted preemptive rights to the parties to the Stockholders Agreement permitting such persons to participate in any offering of the Company’s equity securities pursuant to the terms of such offering in an amount that will permit each such person to retain its same percentage interest in the Company. The preemptive rights granted by the Company are inapplicable to issuances to officers, directors and employees, to issuances made by the Company in connection with the acquisition of another business entity, or if the holders of a majority of the Sentinel Shares designate preemptive rights to be inapplicable to such issuance.

Management Agreement

The Company and Sentinel also entered into a Management Agreement, dated May 15, 2003 (“Management Agreement”), in connection with Sentinel’s acquisition of securities pursuant to the Purchase Agreement. Unless earlier terminated by the parties, the Management Agreement will remain in effect as long as Sentinel owns capital stock of the Company. The Management Agreement obligates Sentinel to provide strategic financial planning, advisory and consulting services related to the selection of independent auditors, legal counsel and investment bankers, as well as other consulting services. In the event that Sentinel provides financial advisory services related to acquisitions and divestitures, hiring of executive personnel, refinancings, or sales of stock, Sentinel will be entitled to additional compensation.

The Management Agreement required the Company to pay Sentinel a $485,000 consulting fee, plus expenses, in connection with the acquisition of securities pursuant to the Purchase Agreement. The annual consulting fee payable to Sentinel pursuant to the Management Agreement is $275,000. The consulting fee increases to $300,000 per year after the date that the Company’s EBITDA (as defined in the Credit Agreement) exceeds $10 million for the preceding twelve months. If Sentinel holds less than 50% of the shares of Common Stock held by Sentinel on a fully diluted basis as of the date of the Management Agreement, the fees payable to Sentinel will be prorated based on the number of fully diluted shares of Common Stock held by Sentinel on such date.

Warrant Purchase Agreement

Pursuant to the Warrant Purchase Agreement, the Company will acquire 25,161, 16,476 and 8,238 Series A Warrants from BofA, FSC, and Amsouth, respectively, for an aggregate purchase price of $625,000. The Company paid $425,000 of this purchase price on May 15, 2003. An additional $100,000 is due on June 14, 2003, and the remaining $75,000 is due on July 14, 2003. The Sellers will convey the Series A-2 Warrants (which constitute all of the Series A-2 Warrants owned by the Sellers) to the Company concurrently with the payment of the final installment of the purchase price.

SECURITY OWNERSHIP OF PRINCIPAL

STOCKHOLDERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information as of May 15, 2003 with respect to beneficial ownership of the Company’s Common Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock by: (i) each director and Sentinel Designee, (ii) each Named Executive Officer (defined below), (iii) all executive officers, directors and Sentinel Designees as a group, and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its voting securities. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. The business address of each person named below is 3701 Kirby Drive, Suite 550, Houston, Texas 77098, unless otherwise indicated. The percentage of each class of voting stock owned is based on 6,417,206 shares of Common Stock, 211,282 Shares of Series A-1 Preferred Stock, no shares of Series A-2 Preferred Stock, and 76,310 shares of Series B Preferred Stock outstanding on May 15, 2003. On May 15, 2003, 60,859 Series A-2 Warrants were outstanding. Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock is currently convertible into 182.68 shares of Common Stock and each share of Series B Preferred Stock is currently convertible into 2,083.89 shares of Common Stock.

	Common Stock			Series A-1 Stock		Series A-2 Stock		Series B Stock
Name and Address of Beneficial Owner	Amount	Percent of Class(ª)	Percent Upon Exercise(1)	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class

James M. Usdan(2)(3)	17,419,426	73.4%	8.1%	—	*	—	*	8,022	10.5%

Ira Glazer(4) 295 Madison Avenue New York, NY 10017	130,131	2.0%	*	—	*	—	*	—	*

Paul Kreie 208 South LaSalle Tenth Floor Chicago, IL 60604-1003	—	*	*	—	*	—	*	—	*

Edward Kuntz(5) 680 South, Fourth Street Louisville, KY 40202-2412	92,631	1.4%	*	—	*	—	*	—	*

Frank A. Baynham(6) 8386 Kugler Mill Road Cincinnati, OH 45243	92,631	1.4%	*	—	*	—	*	—	*

David S. Lobel(7)(3) 777 Third Avenue, 32nd Flr New York NY 10017	115,418,061	94.7%	53.6%	—	*	—	*	55,386	72.6%

Thomas P. Fitzpatrick(8)(3) 777 Third Avenue, 32nd Flr New York NY 10017	2,400,635	27.2%	1.1%	—	*	—	*	1,152	1.5%

Paul F. Murphy 777 Third Avenue, 32nd Flr New York NY 10017	—	*	*	—	*	—	*	—	*

Joseph P. Keane(9)	190,000	2.9%	*	—	*	—	*	—	*

John M. Slack(10)(3)	1,298,754	16.9%	*	—	*	—	*	462	*

All directors, appointees and executive officers as a group (10 persons)(11)	137,042,269	95.6%	63.3%	—	*	—	*	65,022	85.2%

Sentinel Capital Partners II,L.P.(7)(3) 777 Third Avenue 32nd Floor New York, NY 10017	115,418,061	94.7%	53.6%	—	*	—	*	55,386	72.6%

Banc of America Strategic Solutions, Inc(12) 901 Main St., 11th Floor Dallas, TX 75202-3714	4,596,498	41.7%	2.1%	—	*	25,161	100%	—	*

	Common Stock			Series A-1 Stock		Series A-2 Stock		Series B Stock
Name and Address of Beneficial Owner	Amount	Percent of Class(ª)	Percent Upon Exercise(1)	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class
FSC Corp.(13) c/o Banc Boston Capital Inc. 175 Federal Street 10th Floor Boston, MA 02110	3,009,892	31.9%	1.4%	—	*	16,476	100%	—	*
Amsouth Bank(14) 315 Deaderick Street 8th Floor Nashville, TN 37021	1,504,946	19.0%	*	—	*	8,238	100%	—	*
General Electric Capital Corporation(15)(3) c/o Heller Healthcare Financial Services 500 West Monroe Chicago, IL 60661	35,602,366	84.7%	16.6%	119,520	56.6%	10,984	100%	5,644	7.4%
Midwest Mezzanine Fund II, L.P. (16)(3) 208 South LaSalle Tenth Floor Chicago, IL 60604-1003	22,678,609	77.9%	10.5%	59,760	28.3%	—	*	5,644	7.4%
Jack H. Castle, Jr. (17)(18) 3834 Ella Lee Lane Houston, TX 77027	1,328,000	20.7%	*	—	*	—	*	—	*
Estate of Jack H. Castle, D.D.S.(18)(19) 5100 San Felipe, No. 392E Houston, TX 77056	974,000	15.2%	*	—	*	—	*	—	*
Loretta Castle(18)(19) 5100 San Felipe, No. 392E Houston, TX 77056	974,000	15.2%	*	—	*	—	*	—	*
Castle Interests, Ltd(18) 5100 San Felipe, No. 392E Houston, TX 77056	514,000	8.0%	*	—	*	—	*	—	*
Pecks Management Partners, Ltd.(20) One Rockefeller Plaza Suite 900 New York, NY 10020	913,243	14.2%	*	—	*	—	*	—	*
Knight Securities, L.P.(21) 525 Washington Blvd. 23rd Floor Jersey City, NJ 07310	753,560	11.7%	*	—	*	—	*	—	*
John A. Goodman, D.D.S.(22) 997 FM 2288 San Angelo, TX 76901	1,750,473	21.4%	*	9,582	4.5%	—	*	—	*
Dental Centers of America, Inc. Dental Administrators, Inc.(23) 27906 Copper Crest San Antonio, TX 78260	776,405	10.8%	*	4,250	2.0%	—	*	—	*
Soheil A. Soleimani, D.D.S.(24) 818 No. Doheny Drive No. 604 Los Angeles, CA 90069	705,341	9.9%	*	3,861	1.8%	—	*	—	*
Elliot Schlang, D.D.S.(24) 240 18th Street Santa Monica, CA 90402	705,341	9.9%	*	3,861	1.8%	—	*	—	*
Martin Schechter, D.D.S.(24) 605 North Linden Drive Beverly Hills, CA 90210	705,341	9.9%	*	3,861	1.8%	—	*	—	*
Jeffrey D. Schechter, D.D.S.(24) 5517 Paradise Valley Road Hidden Hills, CA 91302	705,341	9.9%	*	3,861	1.8%	—	*	—	*

ª	In accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, each person listed in this table is deemed to beneficially own shares of Common Stock issuable to such person upon exercise of options or warrants or upon conversion of convertible securities if such exercise or conversion may be effected within 60 days. However, shares of Common Stock issuable upon exercise or conversion of securities held by other persons are not deemed to be outstanding for purposes of determining the percentage of the class of voting securities held by such person. Consequently, because the number of shares of Common Stock issuable upon exercise or conversion of outstanding securities greatly exceeds the number of currently outstanding shares of Common Stock, a large number of the Company’s security holders are shown as holding more than 5% of the shares of Common Stock outstanding.
(1)	Represents the percentage of Common Stock held upon the conversion into Common Stock of all outstanding shares of Series A-1 Preferred Stock (38,597,722 shares of Common Stock), all outstanding shares of Series B Preferred Stock (159,021,274 shares of Common Stock), and conversion of all shares of Series A-2 Preferred Stock issuable upon exercise of outstanding Series A-2 Warrants (11,117,931 shares of Common Stock).
(2)	Includes options to acquire 112,500 shares of Common Stock issued under the 1996 Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the “1996 Plan”) and Options to acquire 500,000 shares of Common Stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 212,500 shares of Common Stock issued under the 1996 Plan and options to acquire 2,000,000 shares of Common Stock issued under the 2002 Plan, which are not exercisable within 60 days. Includes 8,022 shares of Series B Preferred Stock convertible into 16,716,926 shares of Common Stock within 60 days.
(3)	The Company, Mr. Usdan, Mr. Fitzpatrick, Mr. Slack, Sentinel, GECC and Midwest are parties to the Stockholders Agreement pursuant to which each of the stockholders party thereto has agreed to vote the capital stock owned by it in favor of certain designees to the Board of Directors of the Company. Consequently, each of the parties to the Stockholders Agreement may be deemed to be a member of a group for purposes of Rule 13d-3 and share voting power, and consequentially beneficial ownership, of all shares subject to the Stockholders Agreement. The securities subject to the Stockholders Agreement are shares of Common Stock and securities that are exercisable for or convertible into an aggregate of 194,817,851 shares of Common Stock, representing 96.9% of the Common Stock outstanding or issuable upon conversion or exercise of securities held by parties to the Stockholders Agreement. Each party to the Stockholders Agreement disclaims membership in a group or beneficial ownership in any shares held by any other party to the Stockholders Agreement.
(4)	Includes options to acquire 37,500 shares of Common Stock issued to Getzler & Co., Inc. which are held for the benefit of Mr. Glazer and are exercisable within 60 days. Also includes options to acquire 92,631 shares of Common Stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 369,178 shares of Common Stock issued under the 2002 Plan which are not exercisable within 60 days.
(5)	Includes options to acquire 92,631 shares of Common Stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 369,178 shares of Common Stock issued under the 2002 Plan which are not exercisable within 60 days.
(6)	Includes options to acquire 92,631 shares of Common Stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 369,178 shares of Common Stock issued under the 2002 Plan which are not exercisable within 60 days.
(7)	Includes 55,386 shares of Series B Preferred Stock owned by Sentinel convertible into 115,418,061 shares of Common Stock within 60 days. Mr. Lobel, as Managing Partner of Sentinel, may be deemed to share beneficial voting and investment power with respect to the Series B Preferred Stock owned by Sentinel.
(8)	Includes 1,152 shares of Series B Preferred Stock convertible into 2,400,635 shares of Common Stock within 60 days.
(9)	Includes options to acquire 190,000 shares of Common Stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 760,000 shares of Common Stock issued under the 2002 Plan which are not exercisable within 60 days.
(10)	Includes options to acquire 137,500 shares of Common Stock issued under the 1996 Plan and options to acquire 184,000 shares of Common Stock issued under the 2002 Plan, which are exercisable within 60 days. Excludes options to acquire 12,500 shares of Common Stock issued under the 1996 Plan and options to acquire 736,000 shares of Common Stock issued under the 2002 Plan, that are not exercisable within 60 days. Includes 462 shares of Series B Preferred Stock convertible into 962,755 shares of Common Stock within 60 days.
(11)	Includes options to acquire 1,439,393 shares of Common Stock, and 65,022 shares of Series B Preferred Stock convertible into 135,498,376 shares of Common Stock, all of which are exercisable within 60 days.
(12)	Includes 25,161 Series A-2 Warrants that are exercisable within 60 days. Upon exercise, the Series A-2 Preferred Stock is convertible into 4,596,498 shares of Common Stock within 60 days.
(13)	Includes 16,476 Series A-2 Warrants which are exercisable within 60 days. Upon exercise, the Series A-2 Preferred Stock is convertible into 3,009,892 shares of Common Stock within 60 days.
(14)	Includes 8,238 Series A-2 Warrants which are exercisable within 60 days. Upon exercise, the Series A-2 Preferred Stock is convertible into 1,504,946 shares of Common Stock within 60 days.
(15)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on May 15, 2003 by (i) Heller; (ii) GECC; (iii) General Electric Capital Services, Inc. (“GECS”); and (iv) General Electric Company (“GE” and, together with GECC and GECS, the “GE Parties”). The GE Parties may be deemed to beneficially own, and have shared voting and investment power with respect to the following securities: (a) 10,984 Series A-2 Warrants which are exercisable within 60 days (the Series A-2 Preferred Stock is convertible into 2,006,595 shares of Common Stock within 60 days); (b) 119,520 shares of Series A-1 Preferred Stock convertible into

21,834,324 shares of Common Stock within 60 days; and (c) 5,644 shares of Series B Preferred Stock convertible into 11,761,447 shares of Common Stock within 60 days, owned by GECC.

(16)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on May 15, 2003 by (i) Midwest; (ii) ABN AMRO Mezzanine Management II, L.P., the general partner of Midwest (the “GP/LP”); (iii) ABN AMRO Mezzanine Management II, Inc., the general partner of the GP/LP (the “Corporate GP”); (iv) LaSalle Bank Corporation, the owner of all the outstanding capital stock of the Corporate GP (“LaSalle Bank Corp.”); (v) ABN AMRO North America Holding Company, the owner of all the outstanding capital stock of LaSalle Bank Corp. (“AANA Holding”); (vi) ABN AMRO Bank N.V., the owner of all the outstanding capital stock of AANA Holding (“ABN AMRO Bank”); and (vii) ABN AMRO Holding N.V., the owner of all the outstanding capital stock of ABN AMRO Bank (“ABN AMRO Holding” and together with Midwest, GP/LP, Corporate GP, LaSalle Bank Corp, AANA Holding and ABN AMRO Bank, the “Midwest Parties”).The Midwest Parties may be deemed to have beneficial ownership of, and have shared voting and investment power with respect to the following securities: 59,760 shares of Series A-1 Preferred Stock convertible into 10,917,162 shares of Common Stock within 60 days and 5,644 shares of Series B Preferred Stock convertible into 11,761,447 shares of Common Stock within 60 days owned by Midwest.
(17)	Based on a Schedule 13G filed with the SEC on March 4, 1998 by Jack H. Castle, Jr., the Estate of Jack H. Castle, D.D.S., Loretta Castle, and Castle Interests, Ltd. (the “Castle 13G”). Includes 714,000 shares held by the Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., of which Mr. Castle is Trustee.
(18)	Based on the Castle 13G. Includes 514,000 shares of Common Stock owned of record by Castle Interest, Ltd., a Texas limited partnership of which the Estate of Jack H. Castle, D.D.S., Loretta Castle and Jack H. Castle, Jr. are the three general partners. Jack H. Castle, Jr., the Estate of Jack H. Castle, D.D.S. and Loretta Castle all have shared voting and investment power, and Castle Interests, Ltd. has sole voting and investment power, with respect to the 514,000 shares of Common Stock held by Castle Interests, Ltd. The general partners of Castle Interests, Ltd. cannot act to vote or dispose of shares of Common Stock held by Castle Interests, Ltd. without the unanimous vote of all of the general partners. Loretta Castle is the widow of Jack H. Castle, D.D.S. and the mother of Jack H. Castle, Jr.
(19)	Based on the Castle 13G. The Estate of Jack H. Castle, D.D.S. and Loretta Castle have shared voting and investment power with respect to these shares. Includes 103,000 shares of Common Stock held jointly by the Estate of Jack H. Castle, D.D.S. and Loretta Castle.
(20)	Based on a Schedule 13G filed with the SEC on February 16, 1999. Includes 615,033, 121,708, and 176,502 shares of Common Stock owned of record by Delaware State Employees’ Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., respectively (the “Pecks Investors”). Pecks Management Partners, Ltd., as investment manager for the Pecks Investors, has sole investment and voting power with respect to such shares. Pecks Management Partners, Ltd. disclaims beneficial ownership of such shares.
(21)	Based on a Schedule 13G filed with the SEC on November 8, 2002.
(22)	Includes 9,582 shares of Series A-1 Preferred Stock convertible into 1,750,473 shares of Common Stock within 60 days.
(23)	Includes 2,698 and 1,552 shares of Series A-1 Preferred Stock held by Dental Centers of America, Inc. and Dental Administrators, Inc., respectively, convertible into 776,405 shares of Common Stock within 60 days.
(24)	Includes 3,861 shares of Series A-1 Preferred Stock convertible into 705,341 shares of Common Stock within 60 days.

APPOINTMENT OF DIRECTORS TO BOARD OF DIRECTORS

Presently, five directors serve on the Board of Directors. Directors of the Company are elected for a term of one year, and until their respective successors have been duly elected and qualified. Pursuant to the terms of the Restructuring, Paul Kreie has resigned as a director of the Company effective on the tenth day following the mailing of this Information Statement to the stockholders of the Company. The parties to the Stockholders Agreement have agreed to vote all of the capital stock of the Company owned by them in favor of certain designees to the Company’s Board of Directors. Pursuant to the Stockholders Agreement, holders of a majority of the Sentinel Shares are entitled to designate four directors to the Company’s Board of Directors, holders of a majority of the shares of Company securities subject to the Stockholders Agreement, other than the Sentinel Shares, are entitled to designate two directors to the Company’s Board of Directors, and the Company’s Chief Executive Officer is entitled to serve as a director. Sentinel has designated David S. Lobel, Mr. Fitzpatrick, Paul F. Murphy, and Edward Kuntz, a current director, as directors of the Company. Frank A. Baynham and Ira Glazer, two of the Company’s current directors, have been designated as directors by the holders of a majority of the non-Sentinel Shares subject to the Stockholders Agreement. Mr. Usdan, the current Chief Executive Officer and a director of the Company, continued his position as a director of the Company pursuant to the Stockholders Agreement. In accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, the Sentinel Designees will take office and Paul Kreie’s resignation from the board of directors will become effective on the tenth day following the mailing of this Information Statement to the stockholders of the Company as required by Rule 14f-1 of the Exchange Act.

Information Concerning Directors and Executive Officers

The following provides information with respect to the current directors of the Company who have not resigned, the individuals who have been appointed as directors by the Company’s current Board of Directors pursuant to the Shareholders Agreement, and the executive officers of the Company. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors of the Company or his earlier removal or resignation from office.

Name	Age	Position with the Company	Director Since
James M. Usdan	53	Chief Executive Officer, President and Director	2001
Frank A. Baynham (2)(3)	49	Director	2002
Ira Glazer (1)(3)	51	Director	2002
Edward L. Kuntz (1)(2)	58	Director	2002
David S. Lobel	50	Sentinel Director Designee
Thomas P. Fitzpatrick	64	Sentinel Director Designee
Paul F. Murphy	37	Sentinel Director Designee
Joseph P. Keane	39	Senior Vice President, Chief Financial Officer
John M. Slack	55	Senior Vice President, Chief Administrative Officer
Tim S. Tiffin	39	Vice President, Chief Information Officer

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating Committee.

Board of Directors

James M. Usdan became President, Chief Executive Officer and a director of the Company in July 2001. From 1998 to 2001, Mr. Usdan was President and CEO of NextCare Hospitals, Inc., a privately owned provider of long-term acute care hospital services. From 1990 to 1998, Mr. Usdan was President, Chief Executive Officer and a director of RehabCare Group, Inc. (NYSE: RHB), a publicly traded provider of temporary healthcare staffing and therapy program management for hospitals and long-term care facilities. Mr. Usdan serves on the Board of Directors of Metro 1 Telecommunications, Inc., and is on the advisory boards of Maryville College and the Harvard University School of Public Health. Mr. Usdan, as the Chief Executive Officer of the Company, is entitled to be appointed as a director pursuant to the Stockholders Agreement and his employment agreement. Mr. Usdan received a Bachelor of Arts degree from Harvard College.

Frank A. Baynham became a director of the Company in October 2002. Mr. Baynham has been in senior management for Luxottica Retail since April 1987 and is currently Executive Vice President, Stores. Luxottica is a multinational distributor of designer eyewear and owns LensCrafters and Sunglass Hut. From 1981 to 1987, Mr. Baynham held management positions with Proctor & Gamble. Mr. Baynham has been designated as a director of the Company pursuant to the Stockholders Agreement. Mr. Baynham received a B.A. from Murray State University.

Ira Glazer became a director of the Company in August 2002. Mr. Glazer is a Managing Director of Getzler & Co., Inc., a New York-based turnaround specialist, which he joined in February 1999. In his capacity as an employee at Getzler & Co., he served as acting Chief Executive Officer of the Company from February 2001 until June 2001. Mr. Glazer is currently serving as the Chief Restructuring Officer of the Wire Rope Corporation of America, Inc., a privately owned manufacturer of wire, wire rope and related products that has engaged Getzler & Co. as a management-consulting firm. Mr. Glazer was appointed as the Chief Restructuring Officer of Wire Rope when it filed for bankruptcy protection under Chapter 11 in May 2002. In his capacity as a private consultant, Mr. Glazer served as President of Knitwaves, Inc., a privately owned manufacturer of children’s knitwear, from May 1998 until February 1999. Knitwaves filed bankruptcy in November 1998. From 1986 until September 1997, Mr. Glazer served as Chief Financial Officer and Chief Operating Officer of Maidenform Worldwide, Inc., a private manufacturer of intimate apparel. Maidenform filed bankruptcy in August 1998. Before joining Maidenform, Mr. Glazer spent ten years with Chase Manhattan Bank, where he was a Vice President and Division Executive in middle market lending. Mr. Glazer has been designated as a director of the Company pursuant to the Stockholders Agreement. Mr. Glazer received a B.B.A. from Pace University.

Edward L. Kuntz became a director of the Company in August 2002. Mr. Kuntz has served as the Chairman of the Board and Chief Executive Officer of Kindred Healthcare, Inc., a publicly held provider of long-term healthcare services, since January 1999. Mr. Kuntz served as the Chief Operating Officer and a director of Kindred Healthcare from November 1998 to January 1999. He also served as President of Kindred Healthcare from November 1998 until January 2002. Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a publicly held provider of long-term healthcare, from 1992 to 1997. After leaving Living Centers of America, Inc., he served as an advisor and consultant to a number of healthcare services and investment companies and was affiliated with Austin Ventures, a venture capital firm. In addition, Mr. Kuntz served as Associate General Counsel from 1978 until 1985, and as Executive Vice President from 1985 until the formation of Living Centers of America, Inc. in 1992, of ARA Living Centers. Mr. Kuntz has been designated as a director of the Company by Sentinel pursuant to the Stockholders Agreement. Mr. Kuntz received a J.D. and a B.A. from Temple University.

David S. Lobel has been Managing Partner of Sentinel, a private equity investment firm he founded in 1995. From 1981 through 1995, Mr. Lobel was associated with First Century Partners (“First Century”), a venture capital affiliate of Smith Barney, where he served as a general partner of funds managed by First Century from 1983 to 1995. Before joining First Century, Mr. Lobel was a consultant at Bain & Company, a management consulting firm, from 1979 to 1981. He currently is Chairman of Alemite Corporation, an industrial lubrication equipment producer, Cottman Transmission Systems, Inc., an automotive transmission repair company, Floral Plant Growers, LLC, a grower of floriculture products, and Romacorp, Inc., an owner and franchisor of Tony Roma’s restaurants, and is a Director of Growing Family, Inc., an in-hospital infant photography services company, and Buffets, Inc., an operator of buffet-style restaurants. He received an M.B.A. and an M.S. with distinction from Stanford University in 1979 and 1978, respectively. Mr. Lobel, who was born in South Africa, received a B.Sc. (Hons), with highest honors, from the University of the Witwatersrand in 1975. He served with distinction in the South African Navy, where he graduated first in his class. Mr. Lobel has been designated as a director of the Company by Sentinel pursuant to the Stockholders Agreement.

Paul F. Murphy has been a Principal at Sentinel since July 2000. Prior to that, Mr. Murphy was a Director at Dilmun Investments, Inc., the U.S. private equity affiliate of Bahrain International Bank E.C., from 1997 to 2000. Prior to working at Dilmun, Mr. Murphy was a Vice President in the Financial Buyers Group at NationsBanc Capital Markets, Inc. from 1996 to 1997. Prior to joining NationsBanc, Mr. Murphy was an Associate in the Merchant Banking Group of Chase Manhattan Bank from 1994 to 1996. Mr. Murphy holds an M.B.A. from Georgetown University and a B.S. from the United States Military Academy at West Point. He served on active duty for five years as an Artillery officer in the United States Army where he attained the rank of Captain. Mr. Murphy has been designated as a director of the Company by Sentinel pursuant to the Stockholders Agreement.

Thomas P. Fitzpatrick has been a Senior Advisory Partner at Sentinel since September 2002. From 2000 to 2002, Mr. Fitzpatrick was a consultant to several private equity firms. From 1997 to 2000, Mr. Fitzpatrick was Senior Vice President and Chief Financial Officer of Englehard Corporation, a Fortune 500 company involved in surface and material sciences. Prior to that, Mr. Fitzpatrick was a Senior Partner with Coopers & Lybrand, a professional accounting services organization, from 1973 to 1997. He currently serves as a Director of Alemite Corporation, a Sentinel portfolio company. Mr. Fitzpatrick is a CPA and holds a B.B.A. from St. John’s University. Mr. Fitzpatrick has been designated as a director of the Company by Sentinel pursuant to the Stockholders Agreement.

Executive Officers

The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Information concerning the executive officers other than Mr. Usdan is set forth below.

Joseph P. Keane joined the Company as Senior Vice President and Chief Financial Officer in January 2002. During 2000 and 2001, Mr. Keane was Chief Financial Officer of Galaxy.com, LLC, a leading vertical internet directory owned 50/50 by a subsidiary of Fox Entertainment Group and private investors. From 1997 to 2000, Mr. Keane was the Deputy Commissioner of the Tennessee Department of Insurance and also worked as the Director of Internal Audit for the State of Tennessee. From 1995 to 1997, Mr. Keane worked for Columbia/HCA as an analyst involved in government relations, mergers and acquisitions. Mr. Keane received a Bachelor of Business Administration degree from East Tennessee University and he is a certified public accountant.

John M. Slack was appointed Senior Vice President and Chief Administrative Officer in January 2002. Mr. Slack joined the Company in December 1995 as Vice President and Chief Financial Officer. From November 1994 through November 1995, he served as Vice President and Chief Financial Officer of Team, Inc., a publicly held environmental services company. From 1985 through August 1994, Mr. Slack was Vice President and Chief Financial Officer of Serv-Tech, Inc., a publicly held industrial services company. Mr. Slack received a B.S. in international economics from Georgetown University in 1969.

Tim S. Tiffin became Vice President and Chief Information Officer (“CIO”) in September 2000. From 1998 to 2000, Mr. Tiffin served as Senior Vice President-Operations and CIO for First National Net, Inc. an international mortgage field services company. From 1995 to 1998 Mr. Tiffin was CIO of Frontier Engineering, Inc. a Department of Defense contractor with global operations.

Certain Relationships and Related Transactions

In July 2002, Heller, Midwest, and Mr. Usdan entered into transactions with the Company in connection with a restructuring (the “July Restructuring”). Pursuant to the July Restructuring, Heller received 119,520 shares of Series A-1 Preferred Stock in exchange for $11,952,000 in aggregate principal and interest of senior subordinated notes and subordinated convertible notes (the “Senior Subordinated Notes”) and Midwest received 59,760 shares of Series A-1 Preferred Stock in exchange for $5,976,000 in aggregate principal and interest of Senior Subordinated Notes. In addition, Heller loaned $500,000 to the Company in exchange for $500,000 in Senior Notes and 5,286,489 Common Warrants. Midwest loaned $500,000 to the Company in exchange for $500,000 in Senior Notes and 5,286,489 Common Warrants. Mr. Usdan loaned $700,000 to the Company in exchange for $700,000 in Senior Notes and 7,401,084 Common Warrants. Pursuant to the Purchase Agreement, all of these Senior Notes and Common Warrants were exchanged for shares of Series B Preferred Stock.

In connection with the July Restructuring, the Company, Heller, Midwest and Mr. Usdan entered into an Investors Agreement (the “Investors Agreement”) which provided that the Company’s Board of Directors would consist of five persons and that Heller was entitled to designate two directors, Midwest was entitled to designate one director, and the Chief Executive Officer of the Company would serve as a director. Pursuant to the Investors Agreement, Heller designated Ira Glazer and Frank A. Baynham and Midwest designated Paul Kreie to serve on the Company’s Board of Directors. In addition, Mr. Usdan, the Company’s Chief Executive Officer and Edward L. Kuntz were designated to serve on the Company’s Board of Directors pursuant to the Investors Agreement. In connection with the Restructuring, the Investors Agreement has been terminated.

Mr. Kreie, a director designated pursuant to the Investors Agreement, is a special limited partner of ABN AMRO Mezzanine Management II, L.P., which is the general partner of Midwest. As a result of this partnership interest, Mr. Kreie is entitled to a nominal and contingent interest in Midwest’s returns on its investments. Mr. Kreie has resigned from the Board effective 10 days following the mailing of this Information Statement.

Also in connection with the July Restructuring, the Company, Heller, Midwest, Mr. Usdan and certain other stockholders and warrant holders of the Company entered into a Stockholders Agreement (the “July Stockholders Agreement”), wherein the Company agreed to place on the agenda for an annual meeting of stockholders proposals to: amend Article IV of the Company’s Certificate of Incorporation to authorize the issuance of up to 82,000,000 additional shares of Common Stock; to amend the Company’s Certificate of Incorporation in order to reduce the par value of the Company’s common stock and preferred stock from .001 to .000001; to amend the Company’s Certificate of Incorporation to delete Article IX in order to permit action by written consent of holders of the Company’s outstanding voting stock; and to amend the Bylaws of the Company to delete Section 2.14 thereof which required advance notice by stockholders of nominations of directors and all matters to be brought before meetings of stockholders (collectively, the “Required Proposals”). In furtherance of the foregoing, each of such stockholders agreed to take all actions within their respective power required to approve the Required Proposals, including without limitation, the voting of all capital stock of the Company held by the stockholders in favor of the Required Proposals. Each of the Required Proposals was approved at the Company’s Annual Meeting of the Stockholders on January 28, 2003. In connection with the Restructuring, the July Stockholders Agreement has been terminated.

In connection with the July Restructuring, the Company entered into a Registration Rights Agreement, with Heller, Midwest and Mr. Usdan and certain other holders of Series A-1 Preferred Stock and Series A-2 Warrants (the “July Registration Rights Agreement”). The July Registration Rights Agreement obligated the Company to register for resale with the SEC the Company’s Common Stock issuable upon conversion of the securities held by the parties to the July Registration Rights Agreement upon request by the parties thereto. In addition, the parties to the July Registration Rights Agreement were granted “piggy-back” rights to register such Common Stock on any registration statements filed by the Company for the purpose of publicly offering securities. In connection with the Restructuring, the July

Registration Rights Agreement has been terminated with respect to Mr. Usdan, Midwest, Heller and the Sellers.

For a description of the interests of the Company’s directors and shareholders in the Restructuring, see “Change of Control.”

The Company has entered into settlement agreements (“Settlement Agreements”) with Jack H. Castle, Jr. and the estate of Jack H. Castle, D.D.S. Mr. Castle served as the Company’s Chief Executive Officer until February 2001 and continued as the Company’s Chairman of the Board until July 1, 2001. Dr. Castle owned all of the capital stock of Castle Dental Associates of Texas, P.C. (formerly Jack H. Castle, D.D.S., P.C.), the professional corporation that employs all of the affiliated dentists in the State of Texas (the “Texas PC”), until his death in May 2002.

In December 1995, the Company acquired all of the stock of Jack H. Castle, D.D.S., Inc., a professional corporation, of which Dr. Castle was the sole owner. In connection with that transaction, the Company paid Dr. Castle $6.0 million in cash and entered into a Deferred Compensation Agreement with Dr. Castle pursuant to which the Company agreed to pay Dr. Castle $2.6 million in 20 quarterly installments of $131,500 beginning March 1996 and ending in December 2000. Prior to entering into the Settlement Agreements, the Company owed Dr. Castle one additional payment of $131,500. Pursuant to the Settlement Agreements, Dr. Castle’s estate waived the right to receive the $131,500 payment due under the Deferred Compensation Agreement.

In connection with the purchase of the stock of Jack H. Castle, D.D.S., Inc., the Company also entered into a management services agreement with the Texas PC. Pursuant to the management services agreement, the Texas PC received an annual payment of $100,000 for services performed in connection therewith. The Company provides the Texas PC with, among other things, equipment, supplies, support services, non-dental personnel, office space, management, administration, financial record keeping and reporting services. The Texas PC is required to pay the Company a management fee for these services pursuant to the management services agreement. Upon the death of Dr. Castle, the Company exercised its right to designate the licensed dentist who owns the Texas PC’s capital stock and amended the management services agreement to eliminate the $100,000 annual payment.

In March 2002, the Company terminated a lease (the “Lease”) of a property held by Goforth, Inc., which is owned by Mr. Castle. The Lease required payments of approximately $16,000 per month and had a remaining term of approximately five years. Goforth also submitted a claim to the Company for reimbursement of $228,594 in build-out expenses relating to the property underlying the Lease. In connection with the Settlement Agreements, Mr. Castle, on behalf of his affiliates, including Goforth, released the Company from any and all claims, including obligations under the Lease, and the Company agreed to pay all rent on the Lease through June 30, 2002.

In addition to the provisions discussed above, the Settlement Agreements provide for the following:

•	Dr. Castle’s estate and Mr. Castle both agreed that the trademarks “Castle Dental Centers”, “Castle Dental” and “Jack H. Castle, D.D.S., P.C.” belong to the Company;

•	Mr. Castle was paid severance of $21,147.50 per month from July 1, 2001 through June 30, 2002;

•	Mr. Castle was reimbursed for medical insurance through June 30, 2002;

•	Mr. Castle’s $45,000 debt to the Company was forgiven;

•	Mr. Castle was reimbursed for certain out-of-pocket expenses and transferred his home computer;

•	Companies owned by Mr. Castle acquired two offices located in Corpus Christi and one office located in Beaumont;

•	Upon the transfer of the Corpus/Beaumont assets, Mr. Castle was paid an additional severance payment of $24,000;

•	Upon the transfer of the Corpus/Beaumont assets, Mr. Castle was paid $30,000 to cover the costs of hiring a replacement dentist in Beaumont;

•	Mr. Castle agreed not to compete with the Company through September 30, 2002; and

•	Mr. Castle agreed not to solicit the Company’s employees for three years.

In February 2001, the Company engaged Getzler & Co., Inc. as a management consultant to assist in the restructuring of the Company. In connection with this consulting agreement, Ira Glazer, a Managing Director of Getzler & Co., served as acting Chief Executive Officer of the Company from February 2001 until June 2001. The Company paid Getzler & Co. $777,000 in fees, $400,000 of which were for the services of Mr. Glazer, for its consulting services. In addition, the Company granted options to purchase 75,000 shares of Common Stock to Getzler & Co. Mr. Glazer is entitled to 50% of such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons holding more than ten percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports. Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during, or with respect to transactions in, 2002, the Company believes that all of the Company’s executive officers and directors complied with Section 16(a) reporting requirements during 2002, except as follows: Mr. Usdan and Midwest each filed one Form 4 late following the acquisition of securities in connection with the July Restructuring, and Joseph P. Keane filed his initial report of beneficial ownership on Form 3 late.

Information Concerning the Operation of the Board of Directors

The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors may also hold special meetings when an important matter requires Board action between regularly scheduled meetings. During 2002, the Board of Directors of the Company met formally four times. All directors attended at least 75% of the total number of meetings of the Board of Directors.

In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating Committee. Committee members are not remunerated in addition to their annual Board retainer.

Audit Committee. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent public accountants, monitors the Company’s internal accounting controls, reviews quarterly and annual financial information, and reviews the independence, services and fees of the independent auditors. The Board of Directors adopted an Audit Committee Charter in 2000, a copy of which has been filed with the SEC. Until August 18, 2002, the Audit Committee consisted of Robert J. Cresci (Chairman), G. Kent Kahle and Emmett E. Moore. The Audit Committee currently consists of Ira Glazer, Paul Kreie and Edward L. Kuntz. Based on the definition of independence in Sections 303.01(b)(2)(a) and (3) of the New York Stock Exchange’s listing standards, all of the Company’s current Audit Committee members are independent. The Audit Committee held four meetings during 2002, and all members of the Audit Committee attended the meetings.

Compensation Committee. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also administers the 2002 Plan. Until August 18, 2002, the Compensation Committee consisted of Robert J. Cresci. Mr. Cresci resigned effective August 18, 2002. Currently, the Compensation Committee consists of Frank A. Baynham, Paul Kreie, and Edward L. Kuntz. The Compensation Committee held two meetings during 2002, and all members of the Compensation Committee attended all meetings.

Nominating Committee. The Nominating Committee exists to identify qualified candidates for presentation to the Board of Directors for election as directors, officers and members and chairs of Board of Directors committees. The Nominating Committee was organized on October 14, 2002, and consists of Paul Kreie, Ira Glazer and Frank A. Baynham. The Nominating Committee does not consider nominees recommended by security holders of the Company.

The Stockholders Agreement provides that two Sentinel Directors and one non-Sentinel Director, who shall be specified by the holders of a majority of the Sentinel Shares or the holders of a majority of the non-Sentinel Shares respectively shall be appointed to the Executive Committee, Nominating Committee, Compensation Committee and Audit Committee of the Board of Directors, each of which shall have no more than three members. The new members of these committees and the function of the Executive Committee will be decided after the Sentinel Nominees take their positions as members of the Board of Directors.

Compensation of Directors and Executive Officers

Directors’ Compensation

During 2002, each non-employee director was paid a fee of $1,000 for each Board of Directors meeting attended in person and $500 for each telephonic Board of Directors meeting in which the director participated. The Company paid aggregate fees of $38,000 to non-employee directors of the Company in connection with Board of Directors’ and committee meetings in 2002. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors was paid compensation during 2002 for his service as a director of the Company other than pursuant to the standard compensation arrangement described above. Prior to 2002, non-employee directors also received stock option awards pursuant to the 1996 Castle Dental Centers, Inc. Non-Employee Directors’ Plan (the “Directors’ Plan”), which was adopted by the Board of Directors and approved by the Company’s stockholders in August 1996. No additional grants will be made under the Directors’ Plan.

On March 3, 2003, each non-employee directors was granted 461,809 options under the 2002 Plan, exercisable at $.10 per share.

Summary Compensation Table

The following table provides certain summary information concerning compensation earned by the Company’s Chief Executive Officer and each of the other executive officers of the Company (the “Named Executive Officers”) whose compensation exceeded $100,000 during the year ended December 31, 2002.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(1)
James M. Usdan (2) Chief Executive Officer & President	2002 2001	$272,077 146,447	$33,334 —	— —	— —	— 325,000	$1,777 —
John M. Slack (3) Senior Vice President, Chief Administrative Officer, Secretary	2002 2001 2000	168,654 150,000 150,000	33,334 — —	— — —	— — —	— — —	11,683 9,912 9,912
Joseph P. Keane (4) Senior Vice President, Chief Financial Officer	2002	214,769	82,334	—	—	—	—

(1)	Other compensation paid to Mr. Usdan and Mr. Slack in 2002 included Company matching contributions to each executive’s 401(k) account. Other compensation paid to Mr. Slack in 2000, 2001 and 2002 also included automobile allowances.
(2)	Mr. Usdan was appointed as Chief Executive Officer on July 1, 2001.
(3)	Mr. Slack served as Chief Financial Officer in 2000 and 2001.
(4)	Mr. Keane was appointed Chief Financial Officer on January 15, 2002.

Employment Agreements

James M. Usdan. On May 15, 2003, the Company entered into a five-year employment agreement with Mr. Usdan, replacing the employment agreement with Mr. Usdan entered into on July 19, 2002. The employment agreement provides that Mr. Usdan shall be elected as a member of the Board of Directors of the Company as long as he is the Chief Executive Officer.

The employment agreement provides for a base annual salary of $375,000, subject to increase at the discretion of the Compensation Committee. Mr. Usdan is eligible for an annual bonus. The amount of any annual bonus is determined by the Compensation Committee based upon the achievement of performance objectives to be established by the Compensation Committee. Mr. Usdan is entitled to reimbursement of expenses, and to participate in all benefit, incentive, insurance, disability and other similar plans provided by the Company.

The Company may terminate Mr. Usdan’s agreement for “cause.” Cause is defined in the employment agreement to include the failure to provide services, fraud or embezzlement, committing any act with the intent to injure the Company, conviction of a felony, misappropriation of Company property, personal misconduct that has materially injured the Company, or willfully violating laws or regulations relating to the Company’s business. If Mr. Usdan is terminated without cause or terminates the agreement for good reason, the Company must pay Mr. Usdan a severance amount equal to one year’s salary and the pro rata portion of the bonus that he would have been entitled to had he remained employed by the Company for the entire applicable year, and must continue to provide, at the Company’s cost, coverage under the Company’s group health plan for the applicable COBRA coverage period. Good reason is defined in the agreement as assigning Mr. Usdan duties materially inconsistent with his position, a 15% reduction in Mr. Usdan’s salary, a failure by the Company to continue to provide any material benefit, incentive, insurance, disability or similar plan, requiring Mr. Usdan to relocate, or materially breaching the agreement. In addition, the Company may elect to extend the one-year noncompetition provision of Mr. Usdan’s employment agreement to two years by paying Mr. Usdan an additional amount equal to one year’s salary.

John M. Slack. On July 19, 2002 the Company entered into a three-year employment agreement with John M. Slack. Following the initial three-year term, the employment agreement is automatically renewed for successive one year terms unless terminated by the Company or Mr. Slack.

The employment agreement provides for a base annual salary of $14,584 per month, subject to increase at the sole discretion of the Compensation Committee. Mr. Slack is eligible for an annual bonus at the discretion and based on the criteria approved by the Compensation Committee. Mr. Slack is entitled to reimbursement of expenses, and to participate in all benefit, incentive, insurance, disability and other similar plans provided by the Company. Mr. Slack is entitled to life insurance in an amount equal to the greater of (1) fifty percent of Mr. Slack’s annual salary and (2) the amount to which Mr. Slack is entitled pursuant to the Company’s policy for its executive employees.

The Company may terminate Mr. Slack’s agreement for “cause.” Cause is defined in the employment agreement to include the failure to provide services, fraud or embezzlement, committing any act with the intent to injure the Company, conviction of a felony, misappropriation of Company property, personal misconduct that has materially injured the Company, or willfully violating laws or regulations relating to the Company’s business. If Mr. Slack is terminated without cause or terminates the agreement for good reason, the Company must pay Mr. Slack a severance amount equal to one year’s salary, and must continue to provide, at the Company’s cost, coverage under the Company’s group health plan for the applicable COBRA coverage period. Good reason is defined in the agreement as assigning Mr. Slack duties materially inconsistent with his position, a 5% reduction in Mr. Slack’s salary, a failure by the Company to continue to provide any material benefit, incentive, insurance, disability or similar plan, requiring Mr. Slack to relocate or materially breaching the agreement.

Joseph P. Keane. On July 19, 2002 the Company entered into a three-year employment agreement with Joseph P. Keane. Following the initial three-year term, the employment agreement is automatically renewed for successive one year terms unless terminated by the Company or Mr. Keane.

The employment agreement provides for a base annual salary of $21,667 per month, subject to increase at the sole discretion of the Compensation Committee. Mr. Keane is eligible for an annual bonus at the discretion and based on the criteria approved by the Compensation Committee. Mr. Keane is entitled to reimbursement of expenses, and to participate in all benefit, incentive, insurance, disability and other similar plans provided by the Company. In addition, Mr. Keane’s employment agreement requires the Company to grant options to purchase 950,000 shares of Common Stock at fair market value pursuant to the 2002 Plan. Twenty-percent of the options will vested immediately following the grant and an additional 20% vest annually on the anniversary date of the grant.

The Company may terminate Mr. Keane’s agreement for “cause.” Cause is defined in the employment agreement to include the failure to provide services, fraud or embezzlement, committing any act with the intent to injure the Company, conviction of a felony, misappropriation of Company property, personal misconduct that has materially injured the Company, or willfully violating laws or regulations relating to the Company’s business. If Mr. Keane is terminated without cause or terminates the agreement for good reason, the Company must pay Mr. Keane a severance amount equal to one year’s salary, and must continue to provide, at the Company’s cost, coverage under the Company’s group health plan for the applicable COBRA coverage period. Good reason is defined in the agreement as assigning Mr. Keane duties materially inconsistent with his position, a 5% reduction in Mr. Keane’s salary, a failure by the

Company to continue to provide any material benefit, incentive, insurance, disability or similar plan, requiring Mr. Keane to relocate or materially breaching the agreement.

Stock Options

There were no stock options granted to executive officers in 2002. On March 3, 2003, Mr. Usdan, Mr. Keane and Mr. Slack were granted 2,500,000, 950,000 and 920,000 options, respectively, under the 2002 Plan, exercisable at $.10 per share.

Long-Term Incentive Plans

The Company currently maintains three Common Stock-based incentive plans for employees: the 1996 Plan, the Directors’ Plan and the 2002 Plan. The Compensation Committee of the Board of Directors administers all three plans and the stockholders of the Company have approved all three plans.

1996 Plan. Under the 1996 Plan, the Company is authorized to issue 1,050,000 shares of Common Stock. The Company had options to purchase 679,900 shares of Common Stock outstanding under the 1996 Plan on December 31, 2002. No further options will be granted under the 1996 Plan.

Directors’ Plan. The Directors’ Plan provided for the automatic grant to each non-employee director of an option to purchase 25,000 nonqualified stock options upon such person’s initial election as a director. The aggregate amount of Common Stock with respect to which grants under the Directors’ Plan may be made may not exceed 150,000 shares. The Company had no options to purchase Common Stock outstanding under the Directors’ Plan on December 31, 2002. No further options will be granted under the Directors’ Plan.

2002 Plan. The 2002 Plan was adopted on July 17, 2002 by the Board of Directors of the Company and approved by the stockholders of the Company on January 28, 2003. Pursuant to the 2002 Plan, 15,287,218 shares of Common Stock have been reserved for issuance. No awards were issued under the 2002 Plan during 2002.

Aggregate Option Exercises in 2002 and Year-End 2002 Option Values

The following table reflects certain information concerning the number of unexercised options held by the Named Executive Officers and the value of such officers’ unexercised options as of December 31, 2002. The Named Executive Officers exercised no options during the year ended December 31, 2002.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2002		Value of Unexercised “In-the-Money” Options at December 31, 2002 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James M. Usdan	0	$0	56,250	268,750	$0	$0
John M. Slack	0	0	137,500	12,500	0	0
Joseph P. Keane	0	0	0	0	0	0

(1)	Options are “in-the-money” if the closing market price of the Company’s Common Stock exceeds the exercise price of the options. The exercise price of the options granted to the Named Executive Officers ranges from $0.21 to $10.00 per share. None of the options granted to the Named Executive Officers were “in-the-money” at December 31, 2002.

Compensation Committee Interlocks and Insider Participation

In 2002, the members of the Compensation Committee were Frank A. Baynham, Paul Kreie and Edward L. Kuntz. Mr. Kreie is a party to certain transactions with the Company. See “Certain Relationships and Related Transactions.”

CONSENT ACTIONS

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO AUTHORIZE THE ISSUANCE OF UP TO AN ADDITIONAL

150,000,000 SHARES OF THE COMPANY’S COMMON STOCK

General Information

By this Information Statement, the Company is providing the stockholders with the required notice of an amendment to Article IV of the Company’s Certificate of Incorporation authorizing the issuance of up to an additional 150,000,000 shares of Common Stock (the “Authorized Share Amendment”) that was approved and adopted by the Consenting Stockholders in the Written Consent. The Authorized Share Amendment will increase the number of authorized shares of Common Stock from 100,000,000 to a total of 250,000,000. All newly authorized shares will have the same rights as the presently authorized shares, including the right to cast one vote for each share held of record on all matters submitted to a vote of stockholders and, subject to the rights of the holders of preferred stock, to participate in dividends when and to the extent declared and paid. Holders of Common Stock do not have preemptive rights and are not entitled to cumulate votes for the election of directors. The form of the Authorized Share Amendment as approved in the Written Consent follows:

The Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article IV to be and read as follows

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 252,000,000 shares, consisting of: (1) 250,000,000 shares of Common Stock, par value $.000001 per share (herein called the “Common Stock”); (ii) 1,000,000 shares of Class B Nonvoting Common Stock, par value $.000001 per share (herein called the “Class B Common Stock”); and (iii) 1,000,000 shares of Preferred Stock, par value $.000001 per share (herein called the “Preferred Stock”).

Reasons for increasing the authorized shares of Common Stock

The Purchase Agreement and other documents entered into in connection with the Restructuring required the Consenting Holders to execute a written consent approving the Authorized Share Amendment as a condition precedent to the sale of securities to the purchasers thereunder. The Company’s Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of Common Stock. Immediately following the issuance of the Series B Preferred Stock and the consummation of the other transactions contemplated by the Restructuring, the Company will have the following securities exercisable for, or convertible into shares of Common Stock:

•	211,282 shares of Series A-1 Preferred Stock, currently convertible into 38,597,722 shares of Common Stock;

•	76,310 shares of Series B Preferred Stock, which are currently convertible into 159,021,274 shares of Common Stock;

•	60,859 Series A-2 Warrants, which are exercisable for 60,859 shares of Series A-2 Preferred Stock, that is currently convertible into 11,117,931 shares of Common Stock; and

•	6,585,327 options to purchase shares of Common Stock.

The Board of Directors of the Company believes the increase in the authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the authorized shares of Common Stock is to cause the Company to have enough authorized and unissued shares of Common Stock to satisfy its obligations to issue shares of Common Stock upon the exercise or conversion of all outstanding securities currently exercisable for, or convertible into, shares of Common Stock. In addition, the increase in authorized shares is required to comply with agreements entered into by the Company in connection with the Restructuring. Except for issuances of shares of Common Stock pursuant to the exercise of outstanding convertible securities and options or shares of Common Stock reserved for issuance pursuant to the Company’s stock option plans, the Company has no present plans, arrangements or understandings to issue any additional shares of Common Stock.

Effect on Authorized and Outstanding Shares

Immediately following the issuance of the Series B Preferred Stock and the consummation of the other transactions contemplated by the Restructuring there will be 6,417,206 shares of Common Stock issued and outstanding, 215,322,254 shares of Common Stock issuable upon exercise or conversion of outstanding securities exercisable for, or convertible into, shares of Common Stock, and 8,701,891 shares of Common Stock authorized for issuance, but not yet subject to grant, pursuant to stock option plans. As a result of the increase in authorized shares of Common Stock, the number of shares currently issued and outstanding will not be changed. In addition, the number of shares issuable upon exercise or conversion of securities exercisable for, or convertible into, Common Stock, will remain the same following the Authorized Share Amendment.

The Company’s Common Stock is currently registered under Section 12(g) of the Exchange Act, and, as a result, the Company is subject to periodic reporting and other requirements. The proposed authorization to issue an additional 150,000,000 shares of Common Stock will not affect the registration of the Common Stock under the Exchange Act.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the increase in the authorized shares of Common Stock, there will be an increase in the number of authorized shares which would be unissued and available for future issuance. The increase in available shares could be used for any proper corporate purpose approved by the Company’s Board of Directors including, among other purposes, future financing transactions.

Accounting Matters

The Consent Actions will not of themselves cause any change in the capital stock or surplus of the Company. However, any future issuance of shares of Common Stock and preferred stock may have a dilutive effect on the present equity holdings of stockholders of the Company.

Effectiveness of the Increase in Authorized Shares of Common Stock

The increase in authorized shares of Common Stock will become effective upon the filing with the Secretary of State of the State of Delaware of the Authorized Share Amendment. It is expected that such filing will take place on or shortly after the Consent Effective Date.

AMENDMENT TO THE COMPANY’S SERIES A DESIGNATION

General Information

By this Information Statement, the Company is providing the stockholders with the required notice of an amendment to the Series A Designation (the “Series A Amendment”) that was approved and adopted by the Consenting Stockholders in the Written Consent. The text of the Series A Amendment as approved in the Written Consent is attached hereto as Exhibit A and incorporated herein by reference.

The changes to the Series A Designation effected by the Series A Amendment are summarized as follows:

•	Section 2(a) has been amended to add definitions that are needed to support the other changes made;

•	Section 2(b) has been amended to add a provision making conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock (collectively “Preferred Shares”) into Common Stock mandatory if all of the Series B Preferred Stock is converted into Common Stock;

•	Section 2(c) has been amended to support the addition of anti-dilution rights;

•	Section 2(d) has been amended to add conforming provisions necessary to support the mandatory conversion provisions of Section 2(b);

•	Sections 2(f),(g),(h),(i) and (j) have been amended or added to provide anti-dilution rights that mirror those granted to holders of Series B Preferred Stock;

•	Section 5(b), which granted the holders of the Series A-1 Preferred Stock the right to elect a majority of the Company’s board of directors, has been deleted;

•	Section 6 has been amended to provide that a Change of Control shall be deemed to be a Liquidation if the holders of a majority of the shares of Series B Preferred Stock treat a “Change of Control” as a “Liquidation Event” according to the Certificate of Designations establishing the Series B Preferred Stock (the “Series B Terms”);

•	Section 7 has been amended to provide that the Series B Preferred Stock will constitute “Senior Securities” with respect to the Preferred Shares; and

•	Section 9 has been amended so that it would not require the consent of the holders of the Preferred Shares to pay a dividend on “Senior Securities”.

Reasons for Adopting the Series A Amendment

The primary reason for adopting the Series A Amendment is to comply with the conditions precedent to issuing the Series B Preferred Stock and Subordinated Notes under the Purchase Agreement. Following the Restructuring, the holders of the Series B Preferred Stock have the right to elect a majority of the Company’s board of directors. Since the holders of the Series A-1 Stock currently have such right, that right had to be deleted. In addition, Sentinel required that all of the Preferred Shares be required to convert into Common Stock in the event that all of the shares of Series B Preferred Stock convert into Common Stock. The conversion price of the Preferred Shares is approximately $0.547 per share while the conversion price of the Series B Preferred Stock is approximately $0.048 per share. Consequently, it will be economically advantageous to the holders of Series B Preferred Stock to convert into Common Stock at times when the holders of the Preferred Shares would not otherwise convert. The mandatory conversion provision adopted will allow the holders of the Series B Preferred Stock to force a conversion of the Preferred Shares at times when the holders of the Preferred Shares otherwise would not have agreed to convert.

In connection with negotiating the terms of the Purchase Agreement, GECC and Midwest requested that the holders of the Preferred Shares, who currently do not have anti-dilution protection, be granted anti-dilution protection to the same extent that the holders of Series B Preferred Stock were granted anti-dilution protection. This was agreed to among all the parties to the Purchase Agreement and, in the future, if securities are issued that trigger the anti-dilution provisions of the Series B Terms, there will be a proportional change to the conversion price of the Preferred Shares.

Under the Series B Terms, the holders of a majority of the Series B Preferred Stock can treat a “Change of Control” (as defined in the Series B Terms) as a liquidation event requiring the liquidation of the Company and the payment thereafter to the stockholders in accordance with their relative preferences provided in the Company’s Certificate of Incorporation. The Series A Amendment changes the Series A Designation to mirror this provision.

The Series B Preferred Stock has superior rights with respect to dividends and upon liquidation to the Preferred Shares and the Series A Amendment reflects this fact. The Series A Designation previously required the consent of the holders of the Preferred Shares to declare a dividend upon any securities of the Company. This provision has been amended to ensure that it does not apply to dividends, if any, declared on the Series B Preferred Stock. Dividends do not accrue on the Preferred Shares and, consequently, there are no dividends payable in arrears with respect thereto.

Effectiveness of the Series A Amendment

The Series A Amendment will become effective upon the filing with the Secretary of State of the State of Delaware of the Series A Amendment. It is expected that such filing will take place on or shortly after the Consent Effective Date.

Exhibit A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

AND SERIES A-2 CONVERTIBLE PREFERRED STOCK

OF

CASTLE DENTAL CENTERS, INC.

The following resolution, duly adopted by the Board of Directors of Castle Dental Centers, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware and by the stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware on May 14, 2003, sets forth the Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (the “Certificate of Amendment”) of the Company.

This Certificate of Amendment amends, restates and integrates certain provisions of the Certificate of the Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (the “Certificate of Designations”) of the Company, as previously filed with the Secretary of State of the State of Delaware on July 19, 2002. This Certificate of Amendment shall become effective immediately upon the filing thereof with the Secretary of State of the State of Delaware.

RESOLVED, that the Certificate of Designations shall be amended as follows:

Amend Section 2(a) to add the following definitions:

“Adjustment Factor” shall mean (x) $0.04798729 divided by (y) the Share Price from time to time.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that beneficial ownership of 10% or more of the voting securities (or the equivalents) of a Person shall be deemed to be control.

“Change of Control” means: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), or (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above), other than Sentinel Capital Partners II L.P. or its affiliates, becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Company.

“Common Stock” means shares of the Company’s Common Stock, $0.000001 par value per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Shares are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term “Common Stock” shall mean one share of the security issuable upon conversion of the Preferred Shares if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Common Stock Deemed Outstanding” means the number of shares of Common Stock outstanding, determined on a fully diluted as if converted basis giving effect to all outstanding Common Stock and all outstanding securities convertible into or exchangeable for Common Stock (“Common Stock Equivalents”) and any options (reserved for issuance as approved by the Board or issued), warrants or other rights to acquire Common Stock or Common Stock Equivalents.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 30 days consisting of the day as of which “Market Price” is being determined and the 29 consecutive trading days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined by the Board.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Share Price” shall have the meaning ascribed to it in Section 2(f).

“Stock Option Plan” means any capital stock plan adopted by the Company for the benefit of the Company’s officers, employees, consultants, agents or directors which has been or is approved by the Board including the Company’s 2002 Stock Option Plan.

Amend and restate Section 2(b) to be and read as follows:

(b) Holder’s Conversion Right; Mandatory Conversion. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall, at the option of such holder, be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Rate (as defined below). In addition, upon conversion of all of the outstanding shares of Series B Convertible Preferred Stock of the Company, the Preferred Shares shall convert into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

Amend and restate Section 2(c) to be and read as follows:

(c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”).

Conversion Amount Conversion Price	X	Adjustment Factor

Amend and restate subparagraphs (i), (ii) and (iv) of Section 2(d) to be and read as follows:

(i) Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), (A) the holder thereof shall (I) transmit, by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. New York Time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (II) if all the Preferred

Shares then represented by the certificate are being converted, surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) or (B) the Company shall transmit, by means of a recognized over-night courier service or other means designed to deliver such notice on the first following business day, a copy of a mandatory conversion notice (“Mandatory Conversion Notice”) to each holder of Preferred Shares notifying each such holder that all of the outstanding shares of Series B Convertible Preferred Stock of the Company have been (or will be upon the occurrence of a specified contingency) converted into Common Stock. In the event that the conversion of the Series B Convertible Preferred Stock is made to be contingent upon the occurrence of any event, the Conversion Date shall be the date such contingency occurs.

(ii) Response to Conversion Notice or Mandatory Conversion Notice. Upon receipt by the Company of a copy of a Conversion Notice, the Company (I) shall promptly and in no event later than two (2) Business Days after receipt deliver, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”) (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, upon the request of the holder, credit the number of shares of Common Stock to which such holder is entitled to such holder’s account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder is entitled. Upon receipt by a holder of Preferred Shares of a Mandatory Conversion Notice, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such date the Preferred Stock Certificates representing all of such holder’s Preferred Shares. Upon receipt of such Preferred Stock Certificates, the Company (I) shall promptly and in no event later than two (2) Business Days after receipt (or the later occurrence of any contingency described therein) deliver, via facsimile an instruction to the Transfer Agent to process such Mandatory Conversion Notice in accordance with the terms herein, and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of such Preferred Stock Certificates (or the later occurrence of any contingency described therein) (also, a “Share Delivery Date”) (A) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, upon the request of the holder, credit the number of shares of Common Stock to which such holder is entitled to such holder’s account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified by such holder, a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder is entitled. If a certificate is delivered to the Company by a holder and the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares that have been converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series A-1 Preferred Shares or Series A-2 Preferred Shares, as the case may be, not converted. If a contingency described in a Mandatory Conversion Notice does not occur within 30 days of the date of delivery of such notice, the Company shall promptly return all Preferred Stock Certificates to the holders thereof.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the legal and record holder or holders of such shares of Common Stock on the Conversion Date. Following the Conversion Date, the Preferred Stock Certificates representing Preferred Shares convertible into Common Stock pursuant to a Mandatory Conversion Notice shall thereafter represent only such shares of Common Stock issuable upon such conversion and such Preferred Shares shall be deemed to be no longer issued or outstanding.

Amend Section 2(f) to be and read as follows:

f. Share Price

(i) The initial “Share Price” is $0.04798729. In order to prevent dilution of the conversion rights granted under Section 2, the Share Price shall be subject to adjustment from time to time pursuant to this Section 2(f).

(ii) If and whenever on or after the original date of issuance of the Series B Preferred Stock, the Company issues or sells, or in accordance with Section 2(g) below is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Share Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Share Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Share Price in effect immediately prior to such issuance or sale by the following fraction:

AXB
AXB

where

A =	the number of shares of Common Stock Deemed Outstanding at any time on or after the date of such calculation

B =	the number of shares of Common Stock which the gross aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold (or deemed issued or sold) would purchase at the Share Price in effect immediately prior to such issuance or sale

C =	the number of additional shares of Common Stock so issued or sold (or deemed issued or sold)

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Share Price pursuant to clause (ii) above as a result of any issue or sale (or deemed issue or sale) of (u) Options to acquire shares of Common Stock to employees, officers, directors, consultants and agents of the Company and its Subsidiaries pursuant to the Stock Option Plan, (v) shares of Common Stock issuable pursuant to the exercise of such Options, (w) shares of Common Stock issued upon conversion of the Preferred Shares, (x) shares of Common Stock or Preferred Shares pursuant to the exercise of Options or Convertible Securities outstanding as of the original date of issuance of the Series B Preferred Stock (and shares of Common Stock pursuant to the conversion of Preferred Shares and Series B Preferred Stock), (y) the type which results in an adjustment to the Share Price pursuant to paragraphs (h) or (i) of this Section 2, or (z) shares of Common Stock, Options or Convertible Securities, if such issue or sale is designated in writing by the holders of a majority of the shares of Series B Preferred Stock then outstanding as an “Exempted Issuance,” provided no such Common Stock, Options or Convertible Securities are issued or sold to such holders of Series B Preferred Stock or their Affiliates.

add Sections 2(g), (h), (i) and (j) to be and read as follows:

(g) Effect on Share Price of Certain Events. For purposes of determining the adjusted Share Price under Section 2(f), the following shall be applicable:

(i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of Section 2(f)(iii) above, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Share Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Share Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Share Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Share Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Share Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Share Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of Section (f)(iii) above, if (x) the purchase price provided for in any Options, (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, (z) or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, changes at any time, the Share Price in effect at the time of such change shall be immediately adjusted to the Share Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(g), if the terms of any Option or Convertible Security that was outstanding as of the original date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence (other than as a result of the application of any anti-dilution provisions included in the terms of such Option or Convertible Security), then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change solely to the extent that after such change (x) additional shares of Common Stock can be issued pursuant to the exercise or conversion of such Option or Convertible Security, or (y) shares of Common Stock can be issued for less aggregate consideration upon exercise or conversion of such Option or Convertible Security; provided that no such change shall at any time cause the Share Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Share Price then in effect hereunder shall be adjusted immediately to the Share Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 2(g), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Share Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the original date of issuance of the Series B Preferred Stock.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board.

(vi) Integrated Transactions. In case any shares of Common Stock, Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction (the “Integrated Securities”), in which no specific consideration is allocated to such shares of Common Stock, Options, or Convertible Securities by the parties thereto, the Common Stock, Options or Convertible Securities shall be deemed to have been issued for a consideration of $.01. Notwithstanding the foregoing, however, in any case any Integrated Securities are issued to any third party, regardless of any allocation of the consideration to such shares of Common Stock, Options, or Convertible Securities by the parties thereto, in determining the price per share for which Common Stock is issuable, the Company shall take into consideration the totality of the consideration to be received for the Integrated Securities being issued and allocate such total consideration among the Integrated Securities taking into consideration the fair market value of each item of the Integrated Securities.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(vii) Record Date. If the Company sets a record date of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then the date of payment or subscription shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(h) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Share Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Share Price in effect immediately prior to such combination shall be proportionately increased.

(i) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Share Price so as to protect the rights of the holders of the Preferred Shares.

(j) Notices.

(i) Immediately upon any adjustment of the Share Price, the Company shall give written notice thereof to all holders of Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company shall give written notice to all holders of Preferred Shares at least 20 days prior to the date on which the Company closes its books or sets a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation.

(iii) The Company shall also give written notice to the holders of Preferred Shares at least 10 days prior to the date on which any Organic Change shall take place.

amend Section 5(b) to delete such section in its entirety.

amend Section 6 to delete the following two sentences:

For purposes hereof, a Change of Control (as defined below) shall not be deemed to be a Liquidation. For purposes of this Section 6, “Change of Control” means at any time Heller Financial, Inc., a Delaware corporation, and Midwest Mezzanine Fund II, L.P., a Delaware limited partnership, together, cease to have the right to appoint a majority of the members of the Board of Directors of the Company.

and insert in place thereof the following:

A Change of Control shall be deemed to be a Liquidation. Notwithstanding the foregoing, at any time that Series B Preferred Stock is outstanding, a Change of Control shall be deemed a Liquidation only at such time as the holders of a majority of the shares of Series B Preferred Stock then outstanding determine under the Certificate of Designation governing the Series B Preferred Stock to treat a “Change of Control” as a “Liquidation Event” as defined in the Certificate of Designations governing the Series B Preferred Stock.

Amend Section 7 by adding the following sentence to the end of such section:

The Company’s Series B Preferred Stock will constitute Senior Securities with respect to the Preferred Shares.

Amend and restate Section 9 in its entirety, to be and read as follows:

(9) Restriction on Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any dividend or distribution on, its Capital Stock other than Senior Securities without the prior express written consent of a Majority Interest.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Joseph P. Keane, its Chief Financial Officer, as of the     day of June, 2003.

CASTLE DENTAL CENTERS, INC.

By:
Joseph P. Keane, Chief Financial Officer

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